Exhibit 99.1
Michigan Consolidated Gas Company
Unaudited Consolidated Financial Statements as of and for the Quarter and the Nine Months Ended September 30, 2011

Michigan Consolidated Gas Company

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in Millions)	2011	2010	2011	2010
Operating Revenues	$156	$167	$1,074	$1,142

Operating Expenses
Cost of gas	35	36	526	575
Operation and maintenance	91	96	294	271
Depreciation and amortization	22	20	66	68
Taxes other than income	11	11	42	42

	159	163	928	956

Operating Income (Loss)	(3)	4	146	186

Other (Income) and Deductions
Interest expense	16	17	47	50
Interest income	(1)	(2)	(5)	(6)
Other income	(2)	(2)	(5)	(5)
Other expenses	3	—	4	3

	16	13	41	42

Income (Loss) Before Income Taxes	(19)	(9)	105	144
Income Tax Expense (Benefit)	(8)	(4)	37	51

Net Income (Loss)	$(11)	$(5)	$68	$93

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	September 30	December 31
(in Millions)	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$2	$—
Accounts receivable (less allowance for doubtful accounts of $74 and $94, respectively)
Customer	227	421
Affiliates	58	49
Other	6	—
Inventories
Gas	92	43
Materials and supplies	16	17
Gas customer choice deferred asset	87	105
Current deferred income taxes	40	38
Notes receivable
Affiliates	3	4
Other	6	3
Other	22	12

	559	692

Investments	22	24

Property
Property, plant and equipment	3,801	3,817
Less accumulated depreciation and amortization	(1,564)	(1,622)

	2,237	2,195

Other Assets
Regulatory assets	701	778
Net investment in lease	68	71
Notes receivable — affiliates	—	1
Prepaid pension costs — affiliates	193	178
Other	8	10

	970	1,038

Total Assets	$3,788	$3,949

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	September 30	December 31
(in Millions, Except Shares)	2011	2010
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable
Affiliates	$15	$24
Other	151	156
Short-term borrowings
Affiliates	34	137
Other	100	150
Current portion of long-term debt, including capital leases	40	—
Regulatory liabilities	31	35
Other	70	76

	441	578

Long-Term Debt	849	889

Other Liabilities
Deferred income taxes	541	454
Regulatory liabilities	573	614
Accrued pension liability — affiliates	52	50
Accrued postretirement liability — affiliates	154	182
Asset retirement obligations	116	118
Other	55	53

	1,491	1,471

Commitments and Contingencies (Notes 6 and 8)

Shareholder’s Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	534
Retained earnings	475	479
Accumulated other comprehensive loss	(2)	(2)

	1,007	1,011

Total Liabilities and Shareholder’s Equity	$3,788	$3,949

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30
(in Millions)	2011	2010
Operating Activities
Net income	$68	$93
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	66	68
Deferred income taxes and investment tax credits, net	33	44
Changes in assets and liabilities:
Accounts receivable, net	180	290
Inventories	(48)	(113)
Accrued postretirement liability-affiliates	(27)	(4)
Accrued pension liability-affiliates	(15)	(19)
Accrued gas cost recovery	22	26
Accounts payable	(14)	(27)
Income, property and other taxes payable	(7)	(4)
Other assets	83	19
Other liabilities	(3)	(29)

Net cash from operating activities	338	344

Investing Activities
Plant and equipment expenditures	(123)	(102)
Proceeds from sale of assets	—	9
Notes receivable	—	3
Other	—	26

Net cash used for investing activities	(123)	(64)

Financing Activities
Short-term borrowings, net	(50)	(307)
Notes payable from affiliates	(103)	58
Capital contribution by parent company	—	25
Dividends on common stock	(60)	(53)
Other	—	(5)

Net cash used for financing activities	(213)	(282)

Net Increase (Decrease) in Cash and Cash Equivalents	2	(2)
Cash and Cash Equivalents at Beginning of Period	—	2

Cash and Cash Equivalents at End of Period	$2	$—

Noncash Financing Activity
Transfer of non-utility subsidiaries to affiliate	$(13)	$—

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S
EQUITY AND COMPREHENSIVE INCOME (UNAUDITED)

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
(Dollars in Millions, Shares in Thousands)	Shares	Amount	Earnings	Loss	Total

Balance, December 31, 2010	10,300	$534	$479	$(2)	$1,011
Net income	—	—	68	—	68
Dividends declared on common stock	—	—	(59)	—	(59)
Transfer of non-utility subsidiaries to affiliate	—	—	(13)	—	(13)

Balance, September 30, 2011	10,300	$534	$475	$(2)	$1,007

The following table displays other comprehensive income for the nine months ended September 30:

(in Millions)	2011	2010
Net income	$68	$93

Comprehensive income	$68	$93

See Notes to Consolidated Financial Statements (Unaudited)

Michigan Consolidated Gas Company
Notes to Consolidated Financial Statements (Unaudited)
NOTE 1 — BASIS OF PRESENTATION
These Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the 2010 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company’s estimates.
The Consolidated Financial Statements are unaudited, but in the Company’s opinion include all adjustments necessary to a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2011.
References in this report to “Company” and “MichCon” are to Michigan Consolidated Gas Company and its subsidiaries, collectively.
Certain prior year balances were reclassified to match the current year’s financial statement presentation.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Michigan Corporate Income Tax (MCIT)
On May 25, 2011, the Michigan Business Tax (MBT) was repealed and the MCIT was enacted and will become effective January 1, 2012. The MCIT subjects corporations with business activity in Michigan to a 6 percent tax rate on an apportioned income tax base and eliminates the modified gross receipts tax and nearly all credits available under the MBT. The MCIT also eliminated the future deductions allowed under MBT that enabled companies to establish a one-time deferred tax asset upon enactment of the MBT to offset deferred tax liabilities that resulted from enactment of the MBT.
Effective with the enactment of the MCIT in the second quarter of 2011, the net state deferred tax liability was remeasured to reflect the impact of the MCIT tax rate on cumulative temporary differences expected to reverse after the effective date. The net impact of this remeasurement was a decrease in deferred income tax liabilities of $6 million that was offset against the regulatory asset established upon the enactment of the MBT.
Due to the elimination of the future tax deductions allowed under the MBT, the one-time MBT deferred tax asset that was established upon the enactment of the MBT has been remeasured to zero. The net impact of this remeasurement is a reduction of net deferred tax assets of $53 million that was offset against the regulatory liability established upon enactment of the MBT.
Consistent with the original establishment of this deferred tax liability, no recognition of this non-cash transaction has been reflected in the Consolidated Statements of Cash Flows.
Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $2 million and $1 million for the three months ended September 30, 2011 and September 30, 2010, respectively, while such allocation was $6 million and $5 million for the nine months ended September 30, 2011 and 2010, respectively.

NOTE 3 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants’ use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at September 30, 2011 and December 31, 2010. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
Fair Value of Financial Instruments
The fair value of long-term debt is determined by using quoted market prices when available and a discounted cash flow analysis based upon estimated current borrowing rates when quoted market prices are not available. The table below shows the fair value and the carrying value for long-term debt securities. Certain other financial instruments, such as notes payable, customer deposits and notes receivable are not shown as carrying value approximates fair value.

	September 30, 2011		December 31, 2010
	Fair Value	Carrying Value	Fair Value	Carrying Value
Long-Term Debt	$1.1 billion	$889 million	$981 million	$889 million
NOTE 4 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for the derivative are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period.
The Company’s primary market risk exposure is associated with commodity prices, credit and interest rates. MichCon has risk management policies to monitor and manage market risks.
Commodity Price Risk
The Company has fixed-priced contracts for portions of its expected gas supply requirements through March 2014. These gas supply contracts are designated and qualify for the normal purchases and sales exception and are therefore accounted for under the accrual method. The Company may also sell forward storage and transportation capacity contracts. Forward firm storage and transportation contracts are not derivatives and are therefore accounted for under the accrual method.
Credit Risk
The Company is exposed to credit risk if customers or counterparties do not comply with their contractual obligations. MichCon maintains credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers’ and counterparties’ financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. The Company generally uses standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty.

The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company’s credit policies and its September 30, 2011 provision for credit losses, the Company’s exposure to counterparty nonperformance is not expected to have a material adverse effect on the Company’s financial statements.
Interest Rate Risk
MichCon occasionally uses treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, MichCon entered into an interest rate derivative to limit its sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. The Company subsequently issued long-term debt and terminated the hedge at a cost that is included in accumulated other comprehensive loss. Amounts recorded in other comprehensive loss will be reclassified to interest expense as the related interest affects earnings through 2033.
NOTE 5 — ASSET RETIREMENT OBLIGATIONS
A reconciliation of the asset retirement obligations for the nine months ended September 30, 2011 follows:

(in Millions)
Asset retirement obligations at December 31, 2010	$118
Accretion	5
Revision in estimated cash flows	(1)
Liabilities settled	(6)

Asset retirement obligations at September 30, 2011	$116

NOTE 6 — REGULATORY MATTERS
Energy Optimization (EO) Plans
In September 2011, MichCon filed a biennial EO Plan with the MPSC as required. MichCon’s EO Plan application proposed the recovery of EO expenditures for the period 2012-2015 of $103 million and further requested approval of surcharges to recover these costs.
Low Income Energy Efficiency Fund (LIEEF)
The Customer Choice and Electricity Reliability Act of 2000 authorized the creation of the LIEEF administered by the MPSC. The purpose of the fund is to provide shut-off and other protection for low income customers and to promote energy efficiency by all customer classes. MichCon collects funding for the LIEEF as part of its base rates and remits the funds to the State of Michigan monthly. In July 2011, the Michigan Court of Appeals issued a decision reversing the portion of MichCon’s June 2010 MPSC rate order that permitted MichCon to recover funding for the LIEEF in base rates. In response to the Court of Appeals decision, MichCon has ceased remitting payments for LIEEF funding to the State of Michigan. In October 2011, the MPSC issued an order directing MichCon to continue collecting funds for LIEEF in rates and to escrow the collected funds pending further order by the MPSC. As a result of these actions, MichCon no longer records Operation and Maintenance expense for the payments to the LIEEF fund, but records an offset to Revenues for the amounts that are being escrowed.
MichCon UETM
In March 2011, MichCon filed an application with the MPSC for approval of its UETM for 2010 requesting recovery of $31 million. The $31 million consists of $7 million related to 2010 uncollectible expense and $24 million related to the 2008 UETM under-collection. In September 2011, the MPSC approved a settlement agreement approving the 2010 UETM and the implementation of a surcharge beginning October 1, 2011.
MichCon Revenue Decoupling Mechanism (RDM)
In September 2011, MichCon filed an application with the MPSC for approval of its RDM reconciliation for the period July 1, 2010 through June 30, 2011. MichCon’s RDM application proposed the recovery of approximately $20 million.

Gas Cost Recovery (GCR) Proceedings
The GCR process is designed to allow MichCon to recover all of its gas supply costs if incurred under reasonable and prudent policies and practices. The MPSC reviews these costs, policies and practices for prudence in annual plan and reconciliation filings.
The following table summarizes MichCon’s GCR reconciliation filing currently pending with the MPSC:

		Net Over-Recovery,	GCR Cost of
		Including Interest	Gas Sold
GCR Year	Date Filed	(in Millions)	(in Billions)
2009-2010	June 2010	$5.9	$1.0
2010-2011	June 2011	$1.0	$0.7
2011-2012 Plan Year — In December 2010, MichCon filed its GCR plan case for the 2011-2012 GCR plan year. MichCon filed for a maximum base GCR factor of $5.89 per Mcf adjustable monthly by a contingency factor.
Gas Main Renewal and Gas Meter Move Out Programs
The June 3, 2010 MPSC gas rate case order required MichCon to make filings related to gas main renewal and meter move-out programs. In a July 30, 2010 filing, MichCon proposed to implement a 10-year gas main renewal program beginning in 2012 which would require capital expenditures of approximately $17 million per year for renewing gas distribution mains, retiring gas mains, and where appropriate and when related to the gas main renewal or retirement activity, relocating inside meters to outside locations and renewing service lines. In a September 30, 2010 filing, MichCon proposed to implement a 10-year gas meter move out program beginning in 2012 which would require capital expenditures of approximately $22 million per year primarily for relocation of inside meters to the outside of residents’ houses. In September 2011, the MPSC issued orders approving both programs and requested MichCon to include the recovery of costs associated with these two programs in future MichCon rate cases.
Other
The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.
NOTE 7 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
In August 2010, MichCon entered into an amended and restated $250 million two-year unsecured revolving credit agreement and a new $175 million three-year unsecured revolving credit agreement with a syndicate of 23 banks that may be used for general corporate borrowings, but are intended to provide liquidity support for the Company’s commercial paper program. No one bank provides more than 8.25% of the commitment in any facility. Borrowings under the facilities are available at prevailing short-term interest rates.
The above agreements require the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreements, “total funded debt” means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements and guarantees of third parties’ debt, but excluding contingent obligations, nonrecourse and junior subordinated debt and, except for calculations at the end of the second quarter, certain MichCon short-term debt. “Capitalization” means the sum of (a) total funded debt plus (b) “consolidated net worth,” which is equal to consolidated total stockholders’ equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At September 30, 2011, the total funded debt to total capitalization ratio for MichCon was 0.47 to 1. Should the Company have delinquent obligations of at least $50 million to any creditor, such delinquency will be considered a default under the Company’s credit agreements. At September 30, 2011 and December 31, 2010, there was $100 million and $150 million of commercial paper outstanding, respectively.

In October 2011, the Company completed an early renewal of its $250 million and $175 million syndicated unsecured revolving credit facilities before their scheduled expiration in August 2012 and August 2013, respectively. The new $400 million five-year facility will expire in October 2016 and has covenants similar to the prior facilities.
NOTE 8 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as manufactured gas plant (MGP) sites. MichCon owns, or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, MichCon is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, MichCon recognizes a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. As of September 30, 2011 and December 31, 2010, MichCon had $41 million and $36 million, respectively, accrued for remediation.
Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC for MichCon, which allows MichCon to amortize the MGP costs over a 10-year period beginning with the year subsequent to the year the MGP costs were incurred will prevent environmental costs from having a material adverse impact on MichCon’s results of operations.
Labor Contracts
There are several bargaining units for the Company’s represented employees. In the 2011 second quarter, a new three-year agreement was ratified covering approximately 400 represented employees. The majority of the remaining represented employees are under contracts that expire in October 2013.
Purchase Commitments
As of September 30, 2011, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1.3 billion through 2051. MichCon also estimates that 2011 capital expenditures will be approximately $180 million. The Company has made certain commitments in connection with expected capital expenditures.
Bankruptcies
The Company sells gas and gas storage and transportation services to numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of its customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its sale contracts and it records provisions for amounts considered at risk of probable loss. The Company believes its previously accrued amounts are adequate for probable losses. The final resolution of these matters is not expected to have a material effect on its consolidated financial statements.
Other Contingencies
The Company is involved in certain legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on its operations or financial statements in the periods they are resolved.
See Note 6 for a discussion of contingencies related to Regulatory Matters.
NOTE 9 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The following details the components of net periodic benefit costs (credit) for pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
(in Millions)	2011	2010	2011	2010
Three Months Ended September 30
Service cost	$3	$3	$3	$3
Interest cost	11	10	6	7
Expected return on plan assets	(18)	(20)	(8)	(6)
Amortization of:
Net actuarial loss	9	4	2	2
Prior service credit	—	—	(1)	—
Net transition liability	—	—	1	1

Net periodic benefit cost (credit)	$5	$(3)	$3	$7

	Pension Benefits		Other Postretirement Benefits
(in Millions)	2011	2010	2011	2010
Nine Months Ended September 30
Service cost	$10	$9	$11	$10
Interest cost	31	30	20	21
Expected return on plan assets	(54)	(60)	(23)	(18)
Amortization of:
Net actuarial loss	23	12	8	7
Prior service credit	—	—	(1)	—
Net transition liability	—	—	1	3

Net periodic benefit cost (credit)	$10	$(9)	$16	$23

Pension and other Postretirement Contributions
The Company does not expect to make a contribution to its pension plans in 2011.
In January 2011, the Company contributed $45 million to its other postretirement benefit plans. The Company does not plan on making additional contribution to the plans in 2011.
NOTE 10 — DISPOSALS
Effective January 1, 2011, MichCon transferred certain non — utility subsidiaries to an affiliated company. The transfer was effected by a non-cash dividend of approximately $13 million.